Exhibit 99.1
[Kansas Gas Service Logo]	News
October 26, 2006	Media Contact: Al Walker
913-319-8702 (office) 816-392-9430 (cell) Analyst Contact: Dan Harrison 918-588-7950

ONEOK's Kansas Gas Service Reaches

Settlement in Rate Increase Negotiations

OVERLAND PARK, Kan. -- Oct. 26, 2006 -- Kansas Gas Service, a division of ONEOK, Inc. (NYSE: OKE), has reached a settlement with the staff of the Kansas Corporation Commission, Citizens' Utility Ratepayer Board (CURB) and other interveners to increase its annual revenues by $52.0 million. Kansas Gas Service filed its initial application to increase its annual revenues by $73.3 million on May 15, 2006.

Upon the issuance of a final commission order approving the settlement, new residential and commercial rates would go into effect on Jan.1, 2007, with the average residential customer's bill increasing by $5.83 per month.

The negotiated settlement, which is subject to corporation commission approval, was achieved following an extensive review of the company's operations and maintenance expenses and construction and other investments by Corporation Commission staff, CURB, and other interveners. The terms of the settlement will be presented at a Kansas Corporation Commission hearing on Nov. 6, 2006.

"We believe this proposed settlement is in the best interest of our 642,000 customers, allowing us to make the necessary investments to continue to provide safe and reliable natural gas service, while providing us the ability to earn a return on our investment in the natural gas distribution system," said Brad Dixon, president of Kansas Gas Service.

As part of the negotiated settlement, Kansas Gas Service withdrew its request to implement a new two-tier rate design for residential and general service customers, and its application to create a new pension and employee benefit rider.

The terms of the settlement call for an annual revenue increase of $52.0 million, and the company estimates that this proposed settlement will increase its annual operating income by approximately $44 to $47 million in 2007.

The Kansas Corporation Commission regulates the sale of and all charges for distributing natural gas. The Commission must authorize Kansas Gas Service to increase rates and approve an annual rate of return on its investment. Kansas Gas Service generates its revenue from the delivery of natural gas to its customers. It does not make a profit on the gas sold to its customers, and the cost of gas is not reflected in this increase.

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Kansas Gas Service provides clean, reliable natural gas to more than 642,000 customers in 341 communities in Kansas. It is a division of ONEOK, Inc. (NYSE: OKE), a diversified energy company. ONEOK is the general partner and owns 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.kansasgasservice.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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